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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): SEPTEMBER 4, 2003

HOSPITALITY PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

MARYLAND (State of organization)	1-11527 (Commission file number)	04-3262075 (I.R.S. employer identification no.)
400 Centre Street, Newton, Massachusetts 02458 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: 617-964-8389

ITEM 5—OTHER EVENTS.

        On September 4, 2003, Hospitality Properties Trust (the "Company") agreed to sell an additional $125,000,000 aggregate principal amount of its 6 3/4% senior notes due February 15, 2013 (the "Notes"). The Notes are expected to constitute an additional issuance of the Company's 6.75% senior notes due February 15, 2013, $175,000,000 of which are currently outstanding, and will be traded under the same CUSIP number (44106MAF9). The Notes are expected to be issued on September 9, 2003, and will be issued under the Company's indenture dated February 25, 1998, as supplemented by the indenture supplement dated January 24, 2003. The Notes will be senior unsecured obligations of the Company and will have substantially the same covenants as the Company's other outstanding senior unsecured notes issued under that indenture. The Company expects to use the estimated $121.6 million net proceeds from this offering to reduce amounts outstanding under its revolving bank credit facility. The underwriter for the Notes is UBS Securities LLC. A prospectus supplement relating to the 6 3/4% senior notes due February 15, 2013 referenced above will be filed with the Securities and Exchange Commission. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such state.

        THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES REFORM ACT OF 1995, INCLUDING WITH RESPECT TO THE COMPANY'S ISSUANCE OF THE NOTES AND REDUCTION OF AMOUNTS OUTSTANDING UNDER ITS REVOLVING BANK CREDIT FACILITY. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON THE COMPANY'S PRESENT EXPECTATIONS, BUT THESE STATEMENTS AND THE IMPLICATIONS OF THESE STATEMENTS ARE NOT GUARANTEED.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits.
1.1
Underwriting Agreement dated as of September 4, 2003 between Hospitality Properties Trust and UBS Securities LLC pertaining to $125,000,000 in aggregate principal amount of 6 3/4% senior notes due February 15, 2013.
8.1	Opinion of Sullivan & Worcester LLP re: tax matters.
23.1	Consent of Sullivan & Worcester LLP (contained in Exhibit 8.1).
23.2	Consent of Ernst & Young LLP.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY PROPERTIES TRUST
By:	/s/ MARK L. KLEIFGES Mark L. Kleifges Treasurer

Date: September 4, 2003

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SIGNATURES